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                                                                    Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

The following are the subsidiaries of the registrant, each of which is wholly owned by the registrant.

Name                                   State of Incorporation
----                                   ----------------------

Starmet CMI Corporation                      Delaware

Starmet NMI Corporation                      Massachusetts

Starmet Powders, LLC                         Delaware

Starmet Aerocast, LLC                        Delaware

Starmet Comcast, LLC                         Delaware

NMI Foreign Sales Corporation                U.S. Virgin Islands

Starmet Holdings Corporation                 Massachusetts